Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 7, 2022, with respect to the financial statements of NuScale Power, LLC included in the Proxy Statement/Prospectus of Spring Valley Acquisition Corp that is made a part of the Registration Statement (Form S-4) and related Proxy Statement/ Prospectus of Spring Valley Acquisition Corp for the registration of shares of its Class A common stock and Warrants to purchase Class A common stock.

/s/ Ernst & Young LLP

Portland, OR

January 7, 2022